Exhibit 4.13

Amendment Agreement for Common Stock Purchase Warrant

This Amendment Agreement for Common Stock Purchase Warrant (this “Amendment”), dated as of June 21, 2023, is entered into by and between Kisses from Italy Inc., a Florida corporation (the “Company”) and Jefferson Street Capital LLC, a New Jersey limited liability company (“Holder”). The Company and Holder may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties are the parties to that certain Common Stock Purchase Warrant, dated May 24, 2023 (the “Warrant”) and now wish to amend the Warrant in exchange for the Share Issuance (as defined below) as set forth herein;

WHEREAS, pursuant to Section 9 of the Warrant, the Warrant may be amended in writing;

NOW THEREFORE, in consideration of the foregoing and of the agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Defined terms used herein without definition shall have the meaning given to them in the Warrant.

2.	Subject to the provisions herein, Section 2(b) of the Warrant is hereby amended and restated in its entirety to provide as follows:

(b) Adjustments to Exercise Price. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or securities (including but not limited to Common Stock Equivalents) entitling any person or entity (for purposes of clarification, including but not limited to the Holder pursuant to (i) any other security of the Company currently held by Holder, (ii) any other security of the Company issued to Holder on or after the Issuance Date (including but not limited to the Note), or (iii) any other agreement entered into between the Company and Holder) to acquire shares of Common Stock (upon conversion, exercise or otherwise), at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, elimination of an applicable floor price for any reason in the future (including but not limited to the passage of time or satisfaction of certain condition(s)), reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled or potentially entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price at any time while such Common Stock or Common Stock Equivalents are in existence, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance (regardless of whether the Common Stock or Common Stock Equivalents are (i) subsequently redeemed or retired by the Company after the date of the Dilutive Issuance or (ii) actually converted or exercised at such Base Share Price), then the Exercise Price shall be reduced at the option of the Holder and only reduced to equal the Base Share Price (the “Exercise Price Adjustment”). The Exercise Price Adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued, regardless of whether the Common Stock or Common Stock Equivalents are (i) subsequently redeemed or retired by the Company after the date of the Dilutive Issuance or (ii) actually converted or exercised at such Base Share Price by the holder thereof (for the avoidance of doubt, the Holder may utilize the Base Share Price even if the Company did not actually issue shares of its common stock at the Base Share Price under the respective Common stock Equivalents). The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 2(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, regardless of whether (i) the Company provides a Dilutive Issuance Notice pursuant to this Section 2(b) upon the occurrence of any Dilutive Issuance or (ii) the Holder accurately refers to the number of Warrant Shares or Base Share Price in the Exercise Notice, the Holder is entitled to the Base Share Price as described in this Section 2(b) as well as the Base Share Price at all times on and after the date of such Dilutive Issuance. Notwithstanding anything contained herein to the contrary, a Dilutive Issuance shall not include any issuances, repricing or amendment or modification in any manner with respect to the securities currently issued and outstanding held by MacRab LLC, officers, directors, vendors or suppliers of the Company in satisfaction of amounts owed to such party (provided, however, that such parties shall not have an arrangement to transfer, sell or assign such shares of Common Stock prior to the issuance of such shares).

3.	In exchange for the Holder agreeing to effectuate the Amendment to the Warrant the Company shall deliver to the Holder 3,000,000 shares of Common Stock in book entry within three (3) Trading Days of the date hereof (the “Share Issuance”).

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4.	Other than as amended herein, the Warrant shall remain in full force and effect.

5.	This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. All questions concerning jurisdiction, venue and the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Purchase Agreement.

6.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. A facsimile or .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or .pdf signature. Delivery of a counterpart signature hereto by facsimile or email/.pdf transmission shall be deemed validly delivery thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first above written.

KISSES FROM ITALY INC.

By /s/ Claudio Ferri

Name: Claudio Ferri

Title: Chief Executive Officer

JEFFERSON STREET CAPITAL LLC

By

Name: Brian Goldberg

Title: Managing Member

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